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Exhibit 99.1

news release
Media Relations Department P.O. Drawer 1734, Atlanta, GA 30301 Telephone (404) 676-2121
FOR IMMEDIATE RELEASE
CONTACT:	Media:	Ben Deutsch (404) 676-2683
	Investors:	Larry M. Mark (404) 676-8054

THE COCA-COLA COMPANY REPORTS
RECORD EARNINGS PER SHARE
OF $1.77 FOR THE YEAR, VERSUS $1.23 IN THE PRIOR YEAR

  •
  Cash from operations for the year increased 15 percent to $5.5 billion.

  •
  Fourth quarter earnings per share of $0.38, after a reduction of $0.08 per share related to the previously announced streamlining initiatives.

  •
  Worldwide unit case volume growth of 3 percent in the fourth quarter and 4 percent for the full year.

        ATLANTA, Feb. 11, 2004 — The Coca-Cola Company reported today full year 2003 record results in earnings per share, revenues, cash from operations and unit case sales.

        Doug Daft, chairman and chief executive officer, said, "Our strategy is being well-executed, and our results encourage us now to strive to higher levels of achievement as we continue to create increasing value for our share owners, customers, consumers, and bottling partners."

Financial Highlights

  •
  Fourth quarter reported earnings per share for the current and prior year were both $0.38. Full year reported earnings per share for the current and prior year were $1.77 and $1.23,

    respectively. The impact of certain items that impact the comparability of earnings per share are as follows:

	Income (Expense) Per Share
	Fourth Quarter		Full Year
	2003	2002	2003	2002
Items Impacting Results:
Streamlining Initiatives	($0.08)		($0.15)
Non-Cash Charges — Primarily Related to Investments in Latin America			($0.05)	($0.07)
Gain on Litigation Settlement			$0.01
Gain on Sale of Kaiser				$0.01
Cumulative Effect of Adopting SFAS 142 — Goodwill and Other Intangible Assets				($0.37)

	($0.08)	$0.00	($0.18 )*	($0.43)

*
Per share amounts do not add due to rounding.

•
Net operating revenues increased 8 percent during the year to $21.0 billion.

•
Operating income for the year was $5.2 billion, which included $573 million of Other Operating Charges related primarily to streamlining initiatives, and $399 million related to stock-based compensation expense.

•
Fourth quarter and full year results benefited from a lower than anticipated tax rate resulting from the resolution of various tax matters during the fourth quarter of 2003.

•
Cash from operations for the year increased 15 percent to $5.5 billion and the Company expects strong cash flows to continue in the future.

•
The Company repurchased approximately $1.5 billion of its common stock during 2003 and intends to increase its share repurchase activity in 2004 to at least $2 billion.

•
Increased equity income during the year demonstrated the results of strategies that are leading to improved health throughout the worldwide Coca-Cola bottling system.

Operational Highlights

  •
  The Company gained share in key beverage categories and key markets throughout the world.

  •
  Worldwide unit case volume for the year increased 4 percent to 19.4 billion cases, led by 5 percent growth in international operations and 2 percent growth in North America.

  •
  Carbonated soft drinks grew 2 percent during the year led by growth in diet Coke and the continued expansion of Vanilla Coke and diet Vanilla Coke into more than 50 countries.

  •
  The Company's noncarbonated beverages increased 14 percent during the year, led by continued expansion into the water category and growth in sports drinks. Noncarbonated beverages grew to 3.3 billion unit cases in 2003, accounting for 17 percent of the Company's total unit case volume.

North America

  •
  The Coca-Cola system remained focused on maximizing value with a balanced price / volume approach. Throughout the year, this strategy has resulted in the Company's bottling partners recognizing consistent increases in retail price on carbonated soft drinks. In addition, quarterly performance in the Foodservice and Hospitality Division steadily improved throughout the year as economic conditions and restaurant traffic improved. For the entire Group, unit case growth increased 2 percent for the full year and increased 1 percent in the fourth quarter, cycling strong growth during the prior year.

  •
  Full year results in the Retail Division benefited from an increased cola share position for Trademark Coca-Cola driven by strong contributions from the diet Coke brands and the national rollout of the Fridge Pack. Further, Trademark Sprite grew 7 percent during the year, led by the introduction of Sprite Remix.

  •
  The Company has captured increased value from the entire water category by continuing to implement its three-tiered water strategy. Dasani grew by 16 percent during the year while continuing to maintain a strong price premium within the water category. The Company remains focused on enhancing value in the water category with a strategy to maintain rational pricing and to continue differentiating through a variety of brand, package and channel offerings.

  •
  Powerade generated growth of 21 percent during the year led by solid marketing programs and the expansion of the category. Although the overall juice industry trends remained soft during the year, the Company benefited from the national roll-out of Simply Orange and the recent introduction of Minute Maid Premium Heart Wise, an orange juice product with plant sterols to help reduce cholesterol.

Europe, Eurasia and Middle East

  •
  Strong profit growth in Europe throughout the year was driven by sound business fundamentals, innovation, strong marketing strategies, rigorous cost management, positive currency trends and favorable weather during the summer months. The Company continues to profitably expand in all the key beverage categories resulting in unit case growth of 5 percent for the year and 5 percent in the fourth quarter.

  •
  Key contributors to the group's performance during the year included consistent profit growth in carbonated beverages throughout Western European markets such as Great Britain, Spain and France. The Italy and Alpine division grew unit case volume by 11 percent, led by Italy where the Company is focused on building the immediate consumption business with a focus on revitalizing brand Coca-Cola. The Eurasia and Middle East Division grew unit case volume by 9 percent led by Turkey, where a total beverage strategy has been implemented successfully.

  •
  For the entire Group, unit cases of carbonated beverages expanded 4 percent during the year benefiting from strong growth in diet Coke/Coca-Cola light and innovations such as Coke Light with Lemon, Vanilla Coke, Sprite Ice Cube, new proprietary packaging and flavors for Fanta, and a very successful Christmas and Ramadan program.

  •
  Noncarbonated beverages continue to contribute to profit growth with the acceleration of growth in the Company's existing business and expansion into new categories. During the year, Powerade unit case volume increased 78 percent and became the number one sports drink in Europe, with significantly higher than average profit contribution levels. New flavors and packaging surrounding Nestea led to unit case growth of 35 percent during the year.

  •
  In Germany, the Company expanded its profitability throughout the year by investing in brands, driving cost reductions and successfully managing the changing package trends resulting from the mandatory deposit law. Following the first quarter disruptions in the industry, unit case trends steadily improved during the remainder of the year leading to unit case growth of 3 percent in the fourth quarter and flat for the full year.

Asia

  •
  Results during the year were balanced across countries, brands and packages, from single-serve package growth in developing regions such as China, India and Thailand to value-added package growth in modern markets such as Australia and Japan. Unit case growth was 4 percent for the full year and 3 percent in the fourth quarter, reflecting the cycling of 10 percent growth during the prior year, and the short-term negative impact of SARs and the pesticide issue in India.

  •
  The Company continued to aggressively remove costs to maximize the profit benefit of increased volume by forming supply chain management companies in Japan and China to realize operating efficiencies through centralized procurement, production and distribution and by reducing operating costs per case in Company-owned bottling operations by over 10 percent.

  •
  In China, full year unit case volume increased 16 percent, as the Company adapted quickly to the SARs crisis and achieved strong, quality double-digit growth for both carbonated soft drinks and noncarbonated beverages. Trademark Coca-Cola products achieved record consumer preference and sales in 2003, driven by a new marketing campaign, new graphics and packaging innovation. The profitable juice drink Qoo was also a strong contributor to growth, with volume in China outselling all other Qoo country volumes.

  •
  In Japan, throughout the year, the Company focused on a strategy of building the business for long term profitability by (1) maximizing share of revenue with marketing, packaging and product initiatives in all key beverage categories, and (2) reducing costs throughout the supply chain. Execution of this strategy drove unit case volume growth of 1 percent in the fourth quarter, led by 5 percent growth in the important full service vending channel and by a new Georgia coffee marketing campaign that delivered 8 percent growth for highly profitable 190 ml cans. Within the competitive tea category, Marocha grew unit cases 38 percent in the fourth quarter, leading to 6 percent growth for all of the Company's non-sugar tea brands. On a full year basis, unit case volumes declined 3 percent, with poor weather conditions during the key summer months impacting the entire beverage industry.

  •
  In India, the resilience of the Company's single serve affordability strategy and diverse portfolio of local and international brands was proven, as unit case volume grew 22 percent during the year. Unit case volume returned to double-digit growth during the fourth quarter after the beverage industry slowed significantly during the third quarter, when false accusations were made that soft drinks contained high levels of pesticides.

Latin America

  •
  The Company continues to benefit from its consistent long-term investment strategy in the region with an emphasis on brand building, new package alternatives, and close coordination with bottling partners to drive superior local marketplace execution. The strong results throughout the year were driven by the consistent performance in Mexico, improving trends in Argentina and Chile, and a new strategic business model in Brazil that is strengthening the entire business system. Results were partially offset by challenges in Venezuela due to a first quarter general strike. Unit case volume increased 4 percent for the year and 2 percent in the fourth quarter.

  •
  Mexico unit case volume grew 10 percent during the year, including carbonated soft drink growth of 3 percent, resulting from packaging innovations, new flavor introductions and the effect of the Real marketing platform. Trademark Coca-Cola growth was supported by double-digit growth in flavored carbonated soft drinks driven by brand extensions and package initiatives surrounding Fanta, Sprite, Lift and Fresca. In the fast-growing water category, the Company is benefiting from national marketing programs behind Ciel, the continued expansion of single-serve water packages, and the availability of Ciel in former Risco brand territories.

  •
  In Argentina, financial results for the entire Coca-Cola system benefited from the Company's long-term strategy of investing in the country during times of economic crisis. With strong consumer marketing activities and an emphasis on refillable packaging, unit case volume grew 13 percent during the year, driven by Trademark Coca-Cola increasing 19 percent.

  •
  In Brazil, the Company had strong double-digit earnings growth during the year as it worked in a close partnership with its bottlers to offer new packages, to provide greater choice to consumers and allow the system to tailor customer options based on channel strategies to drive revenue and profit growth. Unit case volume declined 6 percent during the year as a result of both weak economic conditions and the greater focus on balancing volume growth with margin expansion to create value for the Coca-Cola system.

Africa

  •
  Throughout Africa, the Company continues to focus on business fundamentals to drive profitable volume for the system. These initiatives include new cold outlet creation, improvements in market execution and availability, evolving the price and package strategies to focus on affordable packaging and introducing and expanding noncarbonated beverages in selected markets.

  •
  Africa's unit case volume growth of 5 percent for the full year and 10 percent in the fourth quarter was mainly driven by strong growth in South Africa. Trademark Coca-Cola grew 11 percent during the year in South Africa as a result of the continued rollout of the Real campaign, a successful summer promotion and strong marketplace execution. The Southern and East Africa Division grew 5 percent for the year as it also benefited from good growth in Angola and Kenya. The prevailing political and economic conditions in Zimbabwe continue to negatively impact the Company's growth in that country.

  •
  The North and West Africa Division grew unit cases by 6 percent in 2003, led by strong growth in Morocco and Cameroon, and the expansion into new markets. In Nigeria, the Company focused on price realization in the marketplace to improve the overall profitability for the Company and its bottling partners. The Company also made significant strides in improving the profitability of the system in Egypt by implementing a new price and package strategy, introducing noncarbonated products, and rationalizing the supply chain.

Financial Review

Operating Results

        Revenues for the year increased 8 percent, reflecting an increase in gallon shipments of 3 percent, improving pricing of concentrate, and positive currency trends, partially offset by the impact of creating a supply chain management company in Japan. Gallon shipments also increased 3 percent during the fourth quarter. The following reflects net operating revenues from the Company's operations:

	Fourth Quarter		Full Year
(in millions)
	2003	2002	2003	2002
Company Operations, Excluding Bottling	$4,483	$4,242	$18,236	$17,163
Company-Owned Bottling Operations	693	553	2,808	2,401

Consolidated Net Operating Revenues	$5,176	$4,795	$21,044	$19,564

        Cost of goods sold for the year increased at a rate greater than revenues, reflecting the consolidation of lower margin bottling operations and the inclusion of the Evian and Danone water transactions, partially offset by the gain related to a litigation settlement.

        Selling, general and administrative expenses increased 7 percent during the year reflecting investments in marketing, the impact of exchange, increased stock option expenses, increases related to structural changes, and the Evian and Danone water transactions, partially offset by the tight management of operating expenses.

        Reported operating income for the year declined 4 percent, which included the negative impact of the other operating charges, increased stock-based compensation expense and the positive effect of a first quarter litigation settlement.

        Currencies positively impacted operating income in the year by approximately 2 percent, as a result of the strength in the Euro, partially offset by less attractive year-over-year hedge rates on the Japanese Yen and weakness in Latin American currencies. For the quarter, currencies benefited operating income by approximately 5 percent.

        Equity income for the year increased 6 percent to $406 million, which included a third quarter charge related to the write-down of assets in Latin America by an equity investee.

Effective Tax Rate

        The reported effective tax rate for the fourth quarter was 17.5 percent. Excluding the tax effect of the streamlining initiatives, the effective tax rate was below the previously anticipated rate of 22 percent because of the favorable resolution of various tax matters during the quarter (approximately $50 million), partially offset by additional taxes primarily related to the repatriation of funds. During the quarter, the favorable resolution of tax matters provided an opportunity for the Company to repatriate additional funds back to the United States. The lower than anticipated tax rate benefited the Company by approximately $0.01 per share in the quarter.

        The reported effective tax rate for the year was 20.9 percent reflecting the impact of higher tax rates related to the streamlining initiatives, the impact of the third quarter charge related to the write down of assets in Latin America by an equity investee, benefits associated with various tax resolutions during the year, and additional taxes related to the repatriation of funds. The effective tax rate for the full year also benefited from strong profit contributions from lower taxed locations where currencies had a favorable impact.

        Looking into next year and for the foreseeable future, based on current tax laws, the Company's effective tax rate on operations is expected to be approximately 25.5 percent.

Streamlining Initiatives

        Throughout 2003, the Company took steps to streamline and simplify its operations. In North America, the Company integrated the operations of its three separate North American business units—Coca-Cola North America, Minute Maid, and Fountain. In Germany, Coca-Cola Erfrischungsgetraenke AG (CCEAG) took steps to improve its efficiency in sales, distribution and manufacturing. Selected other operations also took steps to streamline their operations to improve overall efficiency and effectiveness. These initiatives resulted in a fourth quarter charge of $289 million pre-tax ($197 million after-tax or $0.08 per share) and a full year charge of $561 million pre-tax ($374 million after-tax or $0.15 per share).

Creation of a Supply Chain Management Company in Japan

        Effective October 1, 2003, the Company and all of its bottling partners in Japan created a nationally integrated supply chain management company to centralize procurement, production, and logistics operations for the entire Coca-Cola system in Japan. The resources generated from this effort will be invested in marketing activities and customer service programs to enhance the long-term growth of the Coca-Cola system in Japan.

        As a result of the creation of the supply chain management company in Japan, a portion of The Coca-Cola Company's business has essentially been converted from a finished product business model to a concentrate business model. This will continue to affect the comparison of certain line items of the Company's income statement over the next three quarters, but will not impact the Company's underlying operating income.

        In the fourth quarter of 2003, the shift of certain products to a concentrate business model resulted in a reduction of revenues and cost of goods sold for the same amount, thus having no impact on the Company's gross profit or operating profit levels. In addition, over the next three quarters, net operating revenues and cost of goods sold are both expected to be reduced by approximately $750 million when compared to the first three quarters of the previous year.

Conference Call

        The Company will host a conference call with financial analysts to discuss the full year 2003 results on February 11, 2004, at 9:00 a.m. (EST). The Company invites investors to listen to the live audiocast of the conference call at the Company's website, www.coca-cola.com in the "investors" section. Further, the "investors" section of the Company's website includes a disclosure and reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company's financial results with investors and analysts.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(UNAUDITED)
(In millions, except per share data)

	Three Months Ended December 31,
	2003	2002	% Change
Net Operating Revenues	$5,176	$4,795	8
Cost of goods sold	1,850	1,701	9

Gross Profit	3,326	3,094	7
Selling, general and administrative expenses	1,945	1,804	8
Other operating charges	289	—	—

Operating Income	1,092	1,290	(15)
Interest income	38	53	(28)
Interest expense	48	43	12
Equity income	81	34	138
Other income (loss) — net	(39)	(61)	—

Income Before Income Taxes	1,124	1,273	(12)
Income taxes	197	343	(43)

Net Income	$927	$930	0

Diluted Net Income Per Share*	$0.38	$0.38	0

Average Shares Outstanding — Diluted*	2,452	2,478	(1)

*
For the fourth quarter, "Basic Net Income Per Share" was $0.38 for 2003 and $0.38 for 2002 based on "Average Shares Outstanding — Basic" of 2,449 and 2,474 for 2003 and 2002, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(UNAUDITED)
(In millions, except per share data)

	FULL YEAR
	2003	2002	% Change
Net Operating Revenues	$21,044	$19,564	8
Cost of goods sold	7,762	7,105	9

Gross Profit	13,282	12,459	7
Selling, general and administrative expenses	7,488	7,001	7
Other operating charges	573	—	—

Operating Income	5,221	5,458	(4)
Interest income	176	209	(16)
Interest expense	178	199	(11)
Equity income	406	384	6
Other income (loss) — net	(138)	(353)	—
Gains on issuances of stock by equity investees	8	—	—

Income Before Income Taxes and Cumulative Effect of Accounting Change	5,495	5,499	0
Income taxes	1,148	1,523	(25)

Net Income Before Cumulative Effect of Accounting Change	4,347	3,976	9

Cumulative effect of accounting change, net of income taxes
SFAS 142: Company operations	—	(367)	—
Equity investees	—	(559)	—

Net Income	$4,347	$3,050	43

Diluted Net Income Per Share Before Cumulative Effect	$1.77	$1.60	11

Diluted Net Income Per Share*	$1.77	$1.23	44

Average Shares Outstanding — Diluted*	2,462	2,483	(1)

*
For the year, "Basic Net Income Per Share" was $1.77 for 2003 and $1.23 for 2002 based on "Average Shares Outstanding — Basic" of 2,459 and 2,478 for 2003 and 2002, respectively.

Note: Certain amounts previously reported in the Company's 2003 Quarterly Consolidated Statements of Income were reclassified to conform to the Company's year-end 2003 presentation.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(UNAUDITED)
(In millions, except share data)

Assets

	December 31, 2003	December 31, 2002
Current Assets
Cash and cash equivalents	$3,362	$2,260
Marketable securities	120	85

	3,482	2,345
Trade accounts receivable, less allowances of $61 in 2003 and $55 in 2002	2,091	2,097
Inventories	1,252	1,294
Prepaid expenses and other assets	1,571	1,616

Total Current Assets	8,396	7,352

Investments and Other Assets
Equity method investments
Coca-Cola Enterprises Inc.	1,260	972
Coca-Cola Hellenic Bottling Company S.A.	941	872
Coca-Cola FEMSA, S.A. de C.V.	674	347
Coca-Cola Amatil Limited	652	492
Other, principally bottling companies	1,697	2,054
Cost method investments, principally bottling companies	314	254
Other assets	3,322	2,694

	8,860	7,685

Property, Plant and Equipment
Land	419	385
Building and improvements	2,615	2,332
Machinery and equipment	6,159	5,888
Containers	429	396

	9,622	9,001
Less allowances for depreciation	3,525	3,090

	6,097	5,911

Trademarks With Indefinite Lives	1,979	1,724
Goodwill	1,029	876
Other Intangible Assets	981	858

	$27,342	$24,406

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(UNAUDITED)
(In millions, except share data)

Liabilities and Share-Owners' Equity

	December 31, 2003	December 31, 2002
Current Liabilities
Accounts payable and accrued expenses	$4,058	$3,692
Loans and notes payable	2,583	2,475
Current maturities of long-term debt	323	180
Accrued income taxes	922	994

Total Current Liabilities	7,886	7,341

Long-Term Debt	2,517	2,701

Other Liabilities	2,512	2,260

Deferred Income Taxes	337	304

Share-Owners' Equity
Common Stock, $.25 par value Authorized: 5,600,000,000 shares Issued: 3,494,799,258 shares in 2003; 3,490,818,627 shares in 2002	874	873
Capital surplus	4,395	3,857
Reinvested earnings	26,687	24,506
Accumulated other comprehensive income	(1,995)	(3,047)

	29,961	26,189
Less treasury stock, at cost (1,053,267,474 shares in 2003; 1,019,839,490 shares in 2002)	15,871	14,389

	14,090	11,800

	$27,342	$24,406

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Full Year
	2003	2002
Operating Activities
Net income	$4,347	$3,050
Depreciation and amortization	850	806
Stock-based compensation expense	422	365
Deferred income taxes	(188)	40
Equity income or loss, net of dividends	(294)	(256)
Foreign currency adjustments	(79)	(76)
Gains on issuances of stock by equity investees	(8)	—
(Gains) losses on sales of assets	(5)	3
Cumulative effect of accounting change	—	926
Other operating charges	330	—
Other items	249	291
Net change in operating assets and liabilities	(168)	(407)

Net cash provided by operating activities	5,456	4,742

Investing Activities
Acquisitions and investments, principally trademarks and bottling companies	(359)	(544)
Purchases of investments and other assets	(177)	(141)
Proceeds from disposals of investments and Other assets	147	243
Purchases of property, plant and equipment	(812)	(851)
Proceeds from disposals of property, plant and equipment	87	69
Other investing activities	178	159

Net cash used in investing activities	(936)	(1,065)

Financing Activities
Issuances of debt	1,026	1,622
Payments of debt	(1,119)	(2,378)
Issuances of stock	98	107
Purchases of stock for treasury	(1,440)	(691)
Dividends	(2,166)	(1,987)

Net cash used in financing activities	(3,601)	(3,327)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	183	44

Cash and Cash Equivalents
Net increase during the year	1,102	394
Balance at beginning of year	2,260	1,866

Balance at end of year	$3,362	$2,260

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(In millions)

	2003			2002
	Net Operating Revenues	Operating Income (1)(2)	Income before income taxes and cumulative effect of accounting change (1)(2)	Net Operating Revenues	Operating Income (2)	Income before income taxes and cumulative effect of accounting change (2)
North America	$6,344	$1,198	$1,242	$6,264	$1,494	$1,515
Africa	827	249	249	684	224	187
Asia	5,052	1,690	1,740	5,054	1,820	1,848
Europe, Eurasia & Middle East	6,556	1,908	1,921	5,262	1,612	1,540
Latin America	2,042	970	975	2,089	1,033	1,081
Corporate	223	(794)	(632)	211	(725)	(672)

Consolidated	$21,044	$5,221	$5,495	$19,564	$5,458	$5,499

(1)
Operating income and Income before income taxes and cumulative effect of accounting change include the "other operating charges" of $573 million, primarily related to streamlining initiatives that were taken during the year. The allocation of these charges to individual operating segments is as follows: $273 million for North America, $12 million for Africa, $18 million for Asia, $183 million for Europe, Eurasia & Middle East, $20 million for Latin America, and $67 million for Corporate.

(2)
Operating income and Income before income taxes and cumulative effect of accounting change include the impact of adopting the fair value method of accounting for stock-based compensation under SFAS No. 123. The full-year impact was a non-cash expense for 2003 of $399 million pre-tax, or $0.13 per share after tax, as compared to an amount in 2002 of $373 million pre-tax, or $0.11 per share after tax. The impact on individual operating segment results is as follows:

	2003	2002
North America	$127	$119
Africa	26	24
Asia	55	51
Europe, Eurasia & Middle East	54	51
Latin America	24	22
Corporate	113	106

Consolidated	$399	$373

The Coca-Cola Company
Fourth Quarter and Full Year 2003
Unit Case Volume Results

	Unit Case Volume (% Change)
	2003 vs. 2002
	Fourth Quarter	Full Year
Worldwide	3	4
International Operations	4	5
Africa	10	5
Asia	3	4
Europe, Eurasia and Middle East	5	5
Latin America	2	4
North America Operations	1	2

The Coca-Cola Company

        The Coca-Cola Company is the world's largest beverage company. Along with Coca-Cola, recognized as the world's best-known brand, The Coca-Cola Company markets four of the world's top five soft drink brands, including diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks. Through the world's largest distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate exceeding 1 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.coca-cola.com.

Forward-Looking Statements

        This press release may contain statements, estimates or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company's historical experience and our present expectations or projections. These risks include, but are not limited to, changes in economic and political conditions; changes in the nonalcoholic beverages business environment, including actions of competitors and changes in consumer preferences; product boycotts; foreign currency and interest rate fluctuations; adverse weather conditions; the effectiveness of our advertising and marketing programs; fluctuations in the cost and availability of raw materials; our ability to achieve earnings forecasts; regulatory and legal changes; our ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in our Company's filings with the Securities and Exchange Commission (the "SEC"), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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THE COCA-COLA COMPANY REPORTS RECORD EARNINGS PER SHARE OF $1.77 FOR THE YEAR, VERSUS $1.23 IN THE PRIOR YEAR